Exhibit 99.4

CAMBRIDGE ELECTRIC LIGHT COMPANY

FINANCIAL STATEMENTS

FOR THE PERIOD ENDED

September 30, 2006 and 2005

Cambridge Electric Light Company

Index to Unaudited Financial Statements

September 30, 2006

Cambridge Electric Light Company

Statements of Income

(Unaudited)

(in thousands)

	Nine Months Ended
	September 30,
	2006	2005

Operating revenues	$150,195	$117,020

Operating expenses:
Purchased power	113,280	83,612
Operations and maintenance	9,937	10,947
Demand-side management programs	4,004	3,932
Depreciation and amortization	5,960	5,270
Taxes:
Income	4,816	3,907
Local property	1,550	1,374
Payroll and other	381	338
Total operating expenses	139,928	109,380

Operating income	10,267	7,640

Other (deductions) income, net	(163)	45

Income before interest charges	10,104	7,685

Interest charges:
Long-term debt	1,453	1,488
Short-term debt and other	1,202	698
Allowance for borrowed funds used during construction (AFUDC)	(232)	(346)

Total interest charges	2,423	1,840

Net income	$7,681	$5,845

Per share data is not relevant because Cambridge Electric Light Company's common stock is wholly owned by NSTAR.

The accompanying notes are an integral part of these financial statements.

Cambridge Electric Light Company

Balance Sheets

(Unaudited)

(in thousands)

	September 30,	December 31,
	2006	2005

Assets

Property, plant and equipment, at original cost	$206,515	$198,096
Less - Accumulated depreciation	52,353	49,105
	154,162	148,991
Add - Construction work in progress	7,469	6,500
Net property, plant and equipment	161,631	155,491

Equity and other investments	2,667	3,305

Current assets:
Cash	503	478
Accounts receivable:
Customers, net of allowances of $728 and $692, respectively	17,420	14,339
Affiliated companies	4,559	1,598
Unbilled revenues	1,398	1,234
Inventories, at average cost	2,496	2,863
Deferred tax asset	2,078	1,404
Prepaid property taxes and other	-	1,087
Regulatory assets	40,696	35,552
Total current assets	69,150	58,555

Regulatory assets and deferred debits:
Regulatory assets - power contracts	33,981	45,645
Regulatory asset - goodwill	25,660	26,263
Regulatory assets - other	2,076	15,076
Deferred debits	12,372	12,467
Total regulatory assets and deferred debits	74,089	99,451
Refundable income tax	8,933	-
Total assets	$316,470	$316,802

The accompanying notes are an integral part of these financial statements.

Cambridge Electric Light Company

Balance Sheets

(Unaudited)

(in thousands)

	September 30,	December 31,
	2006	2005
Capitalization and Liabilities

Common equity
Common stock, $25 par value
Authorized and outstanding -
346,600 shares, wholly owned by NSTAR	$8,665	$8,665
Amounts paid in excess of par value	69,132	54,132
Retained earnings	34,647	26,966
Total common equity	112,444	89,763
Long-term debt, less current maturities	-	5,000
Total capitalization	112,444	94,763

Current liabilities:
Notes payable to banks	16,800	35,900
Advances from affiliates	13,300	14,900
Long-term debt	20,000	20,000
	50,100	70,800

Accounts payable	12,295	13,178
Accrued interest	704	394
Power contracts	14,884	14,246
Income taxes	14,087	-
Other	10,730	9,246
	52,700	37,064
Total current liabilities	102,800	107,864

Deferred credits:
Power contracts	33,981	43,672
Accumulated deferred income taxes and unamortized investment tax credits	50,062	52,510
Regulatory liability - cost of removal	9,146	9,204
Other	8,037	8,789
Total deferred credits	101,226	114,175

Commitments and contingencies

Total capitalization and liabilities	$316,470	$316,802

  The accompanying notes are an integral part of these financial statements.

Cambridge Electric Light Company

Statements of Retained Earnings

(Unaudited)

(in thousands)

	Nine Months Ended
	September 30,
	2006	2005

Balance at the beginning of the period	$26,966	$24,045

Add (Deduct):

Net income	7,681	5,845

Dividends	-	(3,750)

Balance at the end of the period	$34,647	$26,140

The accompanying notes are an integral part of these financial statements.

Cambridge Electric Light Company

Statements of Cash Flows

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2006	2005
Operating Activities
Net income	$7,681	$5,845
Effects of non-cash items:
Depreciation and amortization	5,961	5,270
Deferred income taxes	(12,194)	4,920
Transition cost deferral	13,256	(10,289)
Equity earnings in investments	252	(145)
Changes in working capital, exclusive of cash and interim financing	5,064	(6,767)
Other deferred debits and credits	1,765	(7,455)

Net cash provided by (used in) operating activities	21,785	(8,621)

Investing Activities
Construction expenditures (including AFUDC)	(11,060)	(14,173)

Financing Activities
(Payments to) advances from affiliates	(1,600)	11,700
Change in short-term borrowings	(19,100)	15,000
Long-term debt redemptions	(5,000)	-
Payment of dividends	-	(3,750)
Capital contribution from parent company	15,000	-

Net cash (used in) provided by financing activities	(10,700)	22,950

Net increase in cash	25	156
Cash at the beginning of the period	478	413
Cash at the end of the period	$503	$569

Supplemental Disclosures of Cash Flow Information:

Cash paid during the period for:
Interest (net of capitalized amounts)	$2,091	$1,415

Income taxes	$1,837	$89

The accompanying notes are an integral part of these financial statements.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

The accompanying Notes should be read in conjunction with the Notes to Financial Statements included in Cambridge Electric Light Company's 2005 Audited Financial Statements.

Note A.  Business Organization and Summary of Significant Accounting Policies

(1)  The Company

Cambridge Electric Light Company (Cambridge Electric or the Company) is a regulated public utility incorporated in 1886 under Massachusetts law and is a wholly owned subsidiary of NSTAR.  NSTAR is an energy delivery company serving approximately 1.4 million customers in Massachusetts including approximately 1.1 million electric customers in 81 communities and 300,000 gas customers in 51 communities.  NSTAR's retail utility subsidiaries are Boston Edison Company (Boston Edison), Commonwealth Electric Company (ComElectric), Cambridge Electric and NSTAR Gas Company (NSTAR Gas).  Its wholesale electric subsidiary is Canal Electric Company (Canal Electric).  NSTAR's three retail electric companies collectively operate as "NSTAR Electric."  NSTAR has a service company that provides management and support services to substantially all NSTAR subsidiaries - NSTAR Electric & Gas Corporation (NSTAR Electric & Gas).

(2)  Planned Electric Affiliate Merger and Assets Transfer

NSTAR's rate Settlement Agreement of December 30, 2005 approved by the Massachusetts Department of Telecommunications and Energy (MDTE) anticipates the transfer of the net assets, structured as a merger, of NSTAR's subsidiary companies of Cambridge Electric, ComElectric and Canal Electric to Boston Edison.  The transfer of net assets is contingent upon obtaining final approval by the MDTE and the Federal Energy Regulatory Commission (FERC).  If ultimately approved, Boston Edison will be renamed "NSTAR Electric Company."  NSTAR began the approval process and filed a specific merger plan to provide for the net asset transfer with the MDTE and the FERC on May 26, 2006.  In a November 8, 2006 Order, the MDTE granted final approval of the merger and the Company anticipates a separate FERC order in the fourth quarter of 2006.  On October 20, 2006, the FERC conditionally approved the merger.  NSTAR is reviewing the effect this approval may have on its transmission tariffs and has filed a request for clarification with the FERC, requesting a response from the FERC prior to the end of November.  It is further anticipated that the merger will be executed in January 2007.  Upon completion of the merger, Cambridge Electric will be dissolved.

The Company's operations involve the distribution and sale of electricity to an average of 47,000 retail customers in the City of Cambridge, Massachusetts.  The service territory encompasses a seven square-mile area with a population of approximately 100,800.

Management, engineering, finance, accounting and support services are provided to the operating subsidiaries of NSTAR by employees of NSTAR Electric & Gas.  As of September 30, 2006, approximately 70% of NSTAR Electric & Gas employees are represented by two units covered by separate collective bargaining contracts.  NSTAR's labor contract with Local 369 of the Utility Workers Union of America, AFL-CIO, which represents approximately 60% of employees, expires on June 1, 2009.  An additional 8% of employees that support NSTAR's gas operations, represented by Local 12004 United Steelworkers of America, recently agreed upon a new four-year contract expiring March 31, 2010.

(3)  Basis of Presentation and Accounting

The financial information presented as of September 30, 2006 and for the nine-month periods ended September 30, 2006 and 2005 have been prepared from Cambridge Electric's books and records without audit by an independent registered public accounting firm.  Financial information as of December 31, 2005 was derived from the audited financial statements of Cambridge Electric, but does not include all disclosures required by accounting principles generally accepted in the United States of America (GAAP).  In the opinion of Cambridge Electric's management, all adjustments (which are of a normal recurring nature) necessary for a fair presentation of the financial information for the periods indicated have been included.

Cambridge Electric is subject to the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS 71).  The application of SFAS 71 results in differences in the timing of recognition of certain expenses from those of other businesses and industries.  The distribution business remains subject to rate-regulation and continues to meet the criteria for application of SFAS 71.

The preparation of financial statements in conformity with GAAP requires management of Cambridge Electric to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

The results of operations for the nine-month periods ended September 30, 2006 and 2005 are not indicative of the results that may be expected for an entire year.  The demand for electricity is primarily affected by weather conditions and the Company's customers' conservation measures caused by increases in global energy costs.  Electric energy sales and revenues are typically higher in the winter and summer months than in the spring and fall months, as sales tend to vary with weather conditions.

Note B.  Rate and Regulatory Matters

On December 30, 2005, the MDTE approved a seven-year rate Settlement Agreement between the Attorney General of Massachusetts (AG), NSTAR and several intervenors.  The Settlement Agreement required NSTAR Electric to lower its transition rates by $20 million from what would otherwise have been billed in 2006, and then any change in distribution rates will be offset by an equal and opposite change in the transition rates, through 2012.

Major components of the agreement include:

-

A reduction in annual transition rates of $20 million effective January 1, 2006 and on May 1, 2006, and a distribution rate increase of $30 million with a corresponding reduction in transition charges.  Uncollected transition charges as a result of the reductions in transition rates are being deferred and collected through future rates with carrying charges at a rate of 10.88%.

-

The implementation of a Simplified Incentive Plan (SIP) for NSTAR Electric beginning January 1, 2007.  The SIP will result in annual inflation-adjusted distribution rate increases that may be offset by a decrease in transaction charge prices through 2012.

-

A 50% / 50% earnings sharing mechanism based on NSTAR Electric's aggregate return on equity should it exceed 12.5% or fall below 8.5%.  Should the return on equity fall below 7.5%, NSTAR Electric may file a request for a general rate increase.

-	NSTAR Electric will be permitted to collect certain safety and reliability costs through distribution rates.
-

Preliminary Agreement with respect to certain terms of a merger of Cambridge Electric, ComElectric and Canal Electric into Boston Edison; the merger will require approval by the MDTE.  NSTAR filed a specific plan on May 26, 2006 with the MDTE.  In a November 8, 2006 Order, the MDTE granted final approval of the merger and the Company anticipates a separate FERC order in the fourth quarter of 2006.

-

A sharing of costs and benefits resulting from NSTAR Electric's efforts to mitigate wholesale electric market inefficiencies.  This incentive mechanism relates to the recovery of litigation costs associated with NSTAR Electric's efforts to reduce wholesale energy and capacity costs and sharing of customer benefits realized from those efforts with the potential for NSTAR to retain 25% of any resulting savings.  These wholesale programs pertain to NSTAR Electric's efforts after the execution of the Settlement Agreement.

-	The adoption of certain new Service Quality Indicator (SQI) performance incentives and penalties.

On October 31, 2006, the FERC authorized for the participating New England Transmission Owners, including NSTAR Electric, an Return on Equity (ROE) of 10.7% from February 1, 2005 (the Regional Transmission Organization (RTO) effective date) through October 31, 2006, and an ROE of 11.4% going forward.  In addition, the FERC granted a 100 basis the point incentive adder for investments made in new transmission facilities, that when combined with the FERC's approved ROEs, provide 11.7% and 12.4% returns for the respective time frames.  Regional Transmission Organization - New England ratepayers will benefit as a result of this order because of the need to enhance the New England transmission grid to alleviate congestion costs and reliability issues.  This FERC order did not have a material impact on Cambridge Electric's results of operations, financial position or cash flows for the nine-month periods ended September 30, 2006.

(2) Service Quality Indicators

SQI are established performance benchmarks for certain identified measures of service quality relating to customer service and billing performance, safety and reliability and consumer division statistics performance for all Massachusetts utilities.  Cambridge Electric is required to report annually to the MDTE concerning its performance as to each measure and is subject to maximum penalties of up to two percent of total transmission and distribution revenues should performance fail to meet the applicable benchmarks.

Cambridge Electric monitors its service quality continuously to determine its contingent liability.  If it is probable that a liability has been incurred and is estimable, a liability is accrued.  Annually, Cambridge Electric makes a service quality performance filing with the MDTE.  Any settlement or rate order that would result in a different liability level from what had been accrued would be adjusted in the period that the MDTE issues an order determining the amount of any such liability.

As of September 30, 2006, Cambridge Electric is in a slight performance deficiency position due to deficiencies in meter reading and consumer division cases measures.  Accordingly, this amount has been accrued during 2006.  However, these results may not be indicative of the results that could be expected for the remainder of the year.  As of December 31, 2005, Cambridge Electric determined that, for 2005, it is in a penalty position of approximately $0.1 million relating to its applicable service quality indicators.  This penalty position is primarily due to service interruptions caused by the severe winter storms experienced earlier in 2005.  As a result, Cambridge Electric recorded a liability for this obligation in 2005.  Cambridge Electric cannot predict the outcome or timing of the final determination by the MDTE.  Cambridge Electric filed its 2005 data subsequent to March 1, 2006, as provided by a rate settlement agreement with the AG and approved by the MDTE, due to Cambridge Electric authorizing an independent third-party review to research and provide its historical service data.  As of September 30, 2006, the penalty for 2005 performance remains at approximately $0.1 million.  Cambridge Electric is unable to predict the eventual outcome of this matter.

In late 2004, the MDTE initiated a proceeding to eventually modify the SQI for all Massachusetts utilities.  Until any modification occurs, the current SQI measures will remain in place.  Cambridge Electric cannot predict the outcome or timing of this proceeding.

The Settlement Agreement approved by the MDTE on December 30, 2005 established an additional performance measure applicable to Cambridge Electric.  The Settlement Agreement establishes, for Cambridge Electric, a performance benchmark relating to poor performing circuits, with a maximum penalty or incentive of up to $500,000.  Since Cambridge Electric's filing of its 2005 Annual Service Quality filing earlier in 2006, the MDTE has issued several sets of discovery questions in this matter.  Cambridge Electric has responded to the MDTE on a timely basis, including providing updates in September 2006 on detailed electric circuit data.  At this time, Cambridge Electric cannot estimate its performance results applicable to the new measure.

Note C.  Cost of Removal

For Cambridge Electric, the ultimate cost to remove utility plant from service (cost of removal) is recognized as a component of depreciation expense in accordance with approved regulatory treatment.  As of September 30, 2006 and December 31, 2005, the estimated amount of the cost of removal included in regulatory liabilities was approximately $9.1 million and $9.2 million, respectively, based on the cost of removal component in current depreciation rates.

Note D.  Long-Term Debt Redemption

On September 1, 2006, Cambridge Electric redeemed the entire $5 million aggregate principal amount of its 8.7%, Series H Notes, due March 1, 2007, for a redemption price of 101.439% of the principal amount thereof plus accrued interest.

On July 19, 2006, Cambridge Electric gave notice to the Trustee for certain long-term debt that the entire $5 million aggregate principal amount of its 8.70%, Series H Notes, due March 1, 2007, will be called for redemption on September 1, 2006 at a price of 101.439% of the principal amount thereof plus accrued interest

Note E.  New Accounting Standards

On September 29, 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" (SFAS 158).  This standard amends SFAS Nos. 87, 88, 106 and 132(R).  SFAS 158 requires an employer with a defined benefit plan or other postretirement plan to recognize an asset or liability on its balance sheet for the overfunded or underfunded status of the plan as defined by SFAS 158.  The pension asset or liability is the difference between the fair value of the pension plan's assets and the projected benefit obligation as of year end.  For other postretirement benefit plans, the asset or liability is the difference between the fair value of the plan's assets and the accumulated postretirement benefit obligation as of year end.  Cambridge Electric does not sponsor a separate pension plan.  The NSTAR pension plan is sponsored by Boston Edison, an affiliate of Cambridge Electric.  As a result, the financial status of the plan cannot be presented separately for the Company since Cambridge Electric participates in the Plan with other subsidiaries of NSTAR.  Therefore, SFAS 158 will not have a material impact on its results of operations or financial position.

On July 14, 2006, the FASB issued Interpretation No. 48 (FIN 48), "Accounting for Uncertainty in Income Taxes," an Interpretation of SFAS No. 109, "Accounting for Income Taxes."  FIN 48 intended to address inconsistencies among entities with the measurement and recognition in accounting for income tax deductions for financial statement purposes.  Specifically, FIN 48 addresses the timing of the recognition of income tax return benefits.  FIN 48 requires the financial statement recognition of an income tax benefit when the company determines that it is more-likely-than-not that the tax position will be sustained.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  Upon adoption of FIN 48, the cumulative effect shall be reported as an adjustment to the opening balance of retained earnings for that fiscal year.

Cambridge Electric will adopt FIN 48 effective January 1, 2007.  Cambridge Electric is currently assessing the impact FIN 48 would have on its results of operations and financial position.

Note F.  Commitments and Contingencies

(1)  Electric Equity Investments

Cambridge Electric has an equity ownership of 4.5% in Connecticut Yankee Atomic Power company (CYAPC), 2% in Yankee Atomic Electric Company (YAEC), and 4% in Maine Yankee Atomic Power Company, (collectively, the "Yankee Companies").  Periodically, Cambridge Electric obtains estimates from the management of the Yankee Companies on the cost of decommissioning the Connecticut Yankee nuclear unit (CY), the Yankee Atomic nuclear unit (YA), and the Maine Yankee nuclear unit (MY).  These nuclear units are completely shut down.  Two of these units are currently conducting decommissioning activities and the third unit has been decommissioned in accordance with the Federal Nuclear Regulatory Commission procedures.

On October 4, 2006, the U.S. Court of Federal Claims issued judgment in a spent nuclear fuel litigation in the amounts of $34.2 million, $32.9 million and $75.8 million for CY, YA and MY, respectively.  Cambridge Electric's portion of the judgment amounted to $1.5 million, $0.7 million and $3 million, respectively.  The decision awards the Yankee Companies the above stated damages for spent fuel storage costs that they incurred through 2001 for CY and YA and through 2002 for MY.  CY, YA and MY, had sought $37.7 million, $60.8 million and $78.1 million, respectively, of damages through the same period.  The Yankee Companies continue to evaluate whether they will seek an appeal.

Since it is expected that the U.S. Department of Energy (DOE) will seek an appeal, the Yankee Companies' have not recognized the damage awards on their books.  The Yankee Companies FERC settlement requires that such damage awards, once realized, net of taxes and net of further spent fuel trust funding, be credited to ratepayers, including Cambridge Electric.

The decision, if upheld, establishes the DOE's responsibility for reimbursing the Yankee Companies for their actual costs (through 2001 for CY and YA and through 2002 for MY) for the construction of the Independent Spent Fuel Storage Installation (ISFSI).  Although the decision leaves open the question regarding damages in subsequent years, the decision does support future claims for the remaining ISFSI construction costs.  Cambridge Electric cannot predict the ultimate outcome of this decision on appeal.

CY's estimated decommissioning costs have increased reflecting the fact that CY is now self-performing all work to complete the decommissioning of the plant due to the termination of the decommissioning contract with Bechtel Power Corporation (Bechtel).  In July 2004, CY filed with the FERC for recovery of these increased costs.  In August 2004, the FERC issued an order accepting the new rates, beginning in February 2005, subject to the outcome of a hearing and refund to allow for this recovery.  In November 2005, the Administrative Law Judge overseeing the hearing issued a ruling favorable to CY, including findings that the allegations of imprudence raised by intervenors were not substantiated.  The full Commission will consider the Initial Decision and issue a subsequent order either approving or rejecting it, in whole or in part.  Cambridge Electric cannot predict the timing or the ultimate outcome of this proceeding.

On March 7, 2006, CY and Bechtel executed a Settlement Agreement that fully, mutually and immediately settles a dispute among the parties and have signed releases against all future claims.  Bechtel has agreed to settle with CY, and CY will withdraw its termination of the decommissioning contract for default and deem it terminated by agreement.  Cambridge Electric's portion of the settlement proceeds will reduce its ultimate future decommissioning obligation.  Cambridge Electric recovers decommissioning costs from its customers and therefore, this settlement will not have an impact on Cambridge Electric's results of operations, financial position or cash flows.

During the course of carrying out the decommissioning work, the YAEC identified increases in the scope of soil remediation and certain other remediation required to meet environmental standards beyond the levels assumed in a 2003 Estimate.  On November 23, 2005, the YAEC submitted a filing to the FERC for adjustments to its Rate Schedules to revise the level of collections to recover the costs of completing the decommissioning of the YAEC's retired nuclear generating plant (the 2005 Estimate).  The schedule for the completion of physical work will need to extend until the end of August 2006 and the costs of completing decommissioning was estimated to be approximately $63 million greater than the estimate that formed the basis of the 2003 the FERC settlement.  Based on this allocation increase, Cambridge Electric was obligated to pay $1.3 million to the decommissioning of the YAEC.  Most of the cost increase relates to decommissioning expenditures that will be made during 2006, followed by a significant reduction in those charges during the years 2007 through 2010.  On January 31, 2006, the FERC issued an order accepting the rates for filing, effective February 1, 2006, subject to hearing and refund.  The FERC ordered the hearing held in abeyance pending the outcome of settlement negotiations.  The parties to these negotiations subsequently reached a settlement ("Settlement Agreement") that was filed with the FERC on May 1, 2006.  The Settlement Agreement extends the collection period to 2014 but revises the schedule of decommissioning charges to reflect a reduction of $28.2 million compared to the 2005 estimate based on a modification to the annual escalation factor, elimination of the litigation costs associated with a protracted the FERC proceeding and a modification to the contingency assumption.  Based on this allocation decrease, Cambridge Electric's obligation is reduced by $0.6 million. The Settlement Agreement was approved by the FERC on July 31, 2006.

The accounting for decommissioning costs of nuclear power plants involves significant estimates related to costs to be incurred many years in the future.  Changes in these estimates will not affect Cambridge Electric's results of operations or cash flows because these costs will be collected from customers through Cambridge Electric's transition charge filings with the MDTE.

(3)  Regulatory and Legal Matters

a.  Regulatory proceedings - MDTE

Refer to Note B for a summary of a multi-year rate Settlement Agreement between NSTAR, the AG and several intervenors, approved by the MDTE on December 30, 2005.  The Settlement Agreement also permits Cambridge Electric to recover incremental costs relating to certain safety and reliability projects through its distribution rates.

Electric distribution companies in Massachusetts are required to obtain and resell power to retail customers through basic service for those who choose not to buy energy from a competitive energy supplier.  Basic service rates are reset every six months (every three months for large commercial and industrial customers).  The price of basic service is intended to reflect the average competitive market price for power.

On September 29, 2006, NSTAR Electric, including Cambridge Electric, filed its 2006 Distribution Rate Adjustment/Reconciliation Filing with the MDTE that supports the proposed establishment of new distribution and transition rates to become effective January 1, 2007.  This filing implements the provisions of the Settlement Agreement approved by the MDTE on December 30, 2005 that provides for an annual adjustment to distribution rates.  For 2007, as further discussed below, NSTAR Electric's distribution rates will include elements of a Simplified Incentive Plan (SIP) and the Capital Projects Scheduling List (CPSL) program that require an offsetting adjustment to the transition rate.

Specifically, the Settlement Agreement establishes a performance-based SIP that factors in the gross domestic product price index minus a productivity factor.  For 2007, the current filing anticipates an inflation-adjusted SIP factor of a 2.64% increase in distribution rates.  The Settlement Agreement allows Cambridge Electric's 13.8kV transmission facilities with an estimated revenues of $15.2 million to be classified as distribution facilities and included in distribution rates.  There will be a corresponding reduction in Cambridge Electric's transmission rates.  The CPSL program anticipates NSTAR Electric to spend not less than $10 million in 2006 on capital additions and incremental operation and maintenance expense related to specific projects designed to improve reliability and safety including projects related to Cambridge Electric.  For 2007, the CPSL cost recovery is estimated to be $12.6 million.  The total of the SIP and the CPSL will result in higher total distribution rates of 4.3%, with a corresponding reduction in transition rates.

In December 2005, Cambridge Electric filed proposed transition rate adjustments for 2006, including a preliminary reconciliation of transition, transmission, standard offer and default service costs and revenues through 2005.  The MDTE subsequently approved tariffs for the Company effective January 1, 2006.  Updated reconciliations to reflect final 2005 costs and revenues were filed during the second quarter for Cambridge Electric.

On October 19, 2005, the MDTE approved a settlement agreement between Cambridge Electric and the AG to resolve issues relating to the reconciliation of transition, standard offer and basic service costs for 2003 and 2004.  This settlement agreement had no material effect on Cambridge Electric's results of operations, cash flows and financial condition.

On March 24, 2006, the MDTE approved a second settlement relating to Cambridge Electric's reconciliation of transmission costs and revenues.  Cambridge Electric will refund to its customers $2.5 million in 2007.

b.  Regulatory proceedings - FERC

NSTAR's rate Settlement Agreement of December 30, 2005 approved by the MDTE anticipates the transfer of the net assets, structured as a merger, of NSTAR's subsidiary companies of Cambridge Electric, ComElectric and Canal Electric to Boston Edison.  The transfer of net assets is contingent upon obtaining final approval from the MDTE and the FERC.  If ultimately approved, Boston Edison will be renamed "NSTAR Electric Company."  NSTAR began the approval process and filed a specific merger plan to provide for the net asset transfer with the MDTE and the FERC on May 26, 2006 and anticipates separate orders in the fourth quarter of 2006.  On October 20, 2006, the FERC conditionally approved the merger.  Cambridge Electric is reviewing the effect this approval may have on its transmission tariffs and has filed a request for clarification with the FERC, requesting a response from the FERC prior to the end of November.  It is further anticipated that the merger will be executed in January 2007.

Cambridge Electric filed proposed changes to its Open Access Transmission Tariff (OATT) with the FERC on March 30, 2005 to provide for consistent application of the OATT.  The new tariffs became effective on June 1, 2005; however, the FERC set certain rate-related issues raised in the proceeding for hearing.  Settlement discussions with the AG, the sole additional intervenor, are ongoing.  Cambridge Electric cannot predict the timing or ultimate resolution of this proceeding.

On October 31, 2006, the FERC authorized for the participating New England Transmission Owners, including Cambridge Electric, an ROE of 10.7% from February 1, 2005 (the RTO effective date) through October 31, 2006, and an ROE of 11.4% going forward.  In addition, the FERC granted a 100 basis point incentive adder for investments made in new transmission facilities, that when combined with the FERC's approved ROEs, provide 11.7% and 12.4% returns for the respective time frames.  Cambridge Electric's ratepayers will benefit as a result of this order because of the need to enhance the New England transmission grid to alleviate congestion costs and reliability issues.

c.  Locational Installed Capacity (LICAP)

After a lengthy hearing, a FERC-appointed Administrative Law Judge issued an Initial Decision on June 15, 2005 approving an ISO (Independent System Operator) - New England plan to implement LICAP.  LICAP is an administrative mechanism designed to compensate wholesale generators for their locational capacity value based on a price-quantity curve.  The FERC did not immediately affirm the Initial Decision, but allowed additional oral argument and delayed implementation to no earlier than October 2006.  In response to language in the Energy Policy Act of 2005 requesting the FERC to "carefully consider States' objections" to LICAP, the FERC, on October 21, 2005, ordered settlement procedures to "develop an alternative to LICAP."  A contested Settlement was filed on January 31, 2006 and approved by the FERC in a June 16, 2006 Order and is expected to provide significant savings to Cambridge Electric's customers relative to the costs associated with the LICAP model approved in the initial decision.  The order adopted the Forward Capacity Market (FCM) based on Forward Capacity Auctions (FCA) as a replacement to LICAP.

Cambridge Electric supports the FCM concept, but opposed, on several grounds, the Order in a July 17, 2006 filing that requested a rehearing, together with the AG and other load representatives.  Some of the aspects of the Order that Cambridge Electric objected to, on behalf of its customers, include the payment of incentive rates to existing generators, an expensive transition payment mechanism and the failure to terminate Reliability Must Run agreements coincident with the initiation of transition payments.

Unless the FERC reverses its decision, the FCM will begin on June 1, 2010 and establishes the FCAs which are auctions designed to procure capacity three or more years ahead of time with a one-year commitment period.  The FCM includes a locational mechanism to establish separate zones for capacity when transmission constraints are found to exist.  The FCM allows load-serving entities such as Cambridge Electric to self-supply through contracted resources to meet its capacity obligations without participating in the FCAs.  The settlement also provides for a transition period from December 1, 2006 through June 1, 2010 during which time fixed payments will be made to generators at rates established in the agreement.  The impact to rates for Cambridge Electric's customers during the transition period will be approximately 0.8 to 1.1 cents per kilowatt hour.  Cambridge Electric cannot anticipate the precise changes resulting from the FCAs due to their competitive nature, but expects all costs incurred to be fully recoverable.

d. Legal Matters

In the normal course of its business, Cambridge Electric is involved in certain legal matters, including civil litigation.  Management is unable to fully determine a range of reasonably possible court-ordered damages, settlement amounts, and related litigation costs ("legal liabilities") that would be in excess of amounts accrued and amounts covered by insurance.  Based on the information currently available, Cambridge Electric does not believe that it is probable that any such legal liabilities will have a material impact on its financial position.  However, it is reasonably possible that additional legal liabilities that may result from changes in circumstances could have a material impact on its results of operations, cash flows and financial condition for a reporting period.